Exhibit 10.2

Certain portions of this exhibit have been omitted in accordance with Item 601(b)(10) of Regulation S-K because the omitted information is not material and is the type that the Registrant treats as private or confidential. The redaction of such information is indicated by [***].

MASSACHUSETTS INSTITUTE OF TECHNOLOGY

EXCLUSIVE PATENT LICENSE AGREEMENT

ii

MASSACHUSETTS INSTITUTE OF TECHNOLOGY
EXCLUSIVE PATENT LICENSE AGREEMENT

This Agreement, effective as of September 10, 2018 (the “EFFECTIVE DATE”), is between the Massachusetts Institute of Technology (“MIT”), a Massachusetts non-profit corporation, with a principal office at 77 Massachusetts Avenue, Cambridge, MA 02139-4307 and Liberty defense Technologies, Inc (“COMPANY”), a Georgia corporation. with a principal place of business at 6114 Poplar Bluff Circle, Peachtree Corners, GA 30092.

RECITALS

WHEREAS, MIT is the owner of certain PATENT RIGHTS (as later defined herein) relating to MIT Case No. 18409L by Jeffrey S Herd, William Moulder, James David Kreiger, Denise T Maurais-Galejs, and Huy T Nguyen and has the right to grant licenses under said PATENT RIGHTS; and

WHEREAS, MIT desires to have the PATENT RIGHTS developed and commercialized to benefit the public and is willing to grant a license thereunder; and

WHEREAS, COMPANY has represented to MIT, to induce MIT to enter into this Agreement, that COMPANY shall commit itself to a thorough, vigorous and diligent program of exploiting the PATENT RIGHTS so that public utilization shall result therefrom; and

WHEREAS, COMPANY desires to obtain a license under the PATENT RIGHTS upon the terms and conditions hereinafter set forth; and

NOW, THEREFORE, MIT and COMPANY hereby agree as follows:

1.                   DEFINITIONS

1.1              “AFFILIATE” shall mean any legal entity (including, but not limited to, a corporation, partnership, or limited liability company) that is controlled by COMPANY. For the purposes of this definition, the term “control” means (i) beneficial ownership of at least fifty percent (50%) of the voting securities of a corporation or other business organization with voting securities or (ii) a fifty percent (50%) or greater interest in the net assets or profits of a partnership or other business organization without voting securities.

1.2              “CHANGE OF CONTROL” shall mean, with respect to COMPANY: (i) a merger or consolidation of COMPANY with or into a third party which results in the voting securities of COMPANY outstanding immediately prior thereto ceasing to represent at least fifty percent (50%) of the combined voting power of the surviving entity immediately after such merger or consolidation; (ii) a transaction or series of related transactions in which a third party, together with its affiliates, or a group of third parties acting together become the owner of fifty percent (50%) or more of the combined voting power of COMPANY’s outstanding voting securities other than through issuances by COMPANY of securities of COMPANY in a bona fide financing transaction or series of related bona fide financing transactions, for example an investment for equity by a venture capital or other non-strategic financial investor, but excluding instances where the investor is a corporation making a strategic investment (e.g. wherein other rights are secured and/or COMPANY becomes a subsidiary or affiliate of the investor); or (iii) the sale or other transfer to a third party of all or substantially all of COMPANY’s assets or all or substantially all of COMPANY’s assets that are used in the line of business to which this agreement relates. For the purposes of this definition, any AFFILIATE shall be considered a third-party vis a vis COMPANY.

1.3              “COMBINATION PRODUCT” shall mean a product which combines a LICENSED PRODUCT and at least one other product (each, an “OTHER PRODUCT”), with independent functionality, which is (i) otherwise sold either as a stand-alone product or service or in combination with other products or services; and separably; (ii) not subject to royalties under this Agreement; and (iii) performs a use function independent of the LICENSED PRODUCT.

1.4              “COVERED” shall mean, with respect to a given product, process, method or service, that a claim of the PATENT RIGHTS would (absent a license thereunder or ownership thereof) be infringed by the making, using, selling, offering for sale, importation or other exploitation of such product, process, method or service. With respect to a claim of a pending patent application, “infringed” refers to activity that would infringe or be covered by a claim of the PATENT RIGHTS if it were contained in an issued patent.

1.5              “FIELDS” shall mean PRIMARY and OTHER FIELDS.

1.6              “IMPROVEMENTS” shall mean any discovery or invention (whether or not patentable) claiming modifications, new method(s) of manufacture, and/or new method(s) of use(s) of the LICENSED PRODUCT OR LICENCED PROCESS, and which is: (a) disclosed to the MIT Technology Licensing Office within five (5) years of the EFFECTIVE DATE; or (b) created during the course of the TTA or CRADA between the parties.

1.7              “LICENSED PRODUCT” shall mean any product that, in whole or in part:

(a)      is COVERED by one or more issued, unexpired claims or pending claims of the PATENT RIGHTS; or

(b)      is manufactured by using a LICENSED PROCESS or that, when used, practices a LICENSED PROCESS.

1.8              “LICENSED PROCESS” shall mean any process that, in whole or in part:

(a)      is COVERED by one or more issued, unexpired claims or pending claims of the PATENT RIGHTS; or

(b)      which uses a LICENSED PRODUCT.

1.9              “NET SALES” shall mean the gross amount billed by COMPANY and, as applicable, its AFFILIATES. SUBLICENSEES, agents or distributors, for LICENSED PRODUCTS and LICENSED PROCESSES, less the following:

(a)      customary trade, quantity, or cash discounts to the extent actually allowed and taken;

(b)      amounts repaid or credited by reason of rejection or return;

(c)      to the extent separately stated on purchase orders, invoices, or other documents of sale, any taxes or other governmental charges levied on the production, sale, transportation, delivery, or use of a LICENSED PRODUCT or LICENSED PROCESS which is paid by or on behalf of COMPANY;

(d)      to the extent separately stated on invoices, outbound transportation costs prepaid or allowed and costs of insurance in transit.

No deductions shall be made for commissions paid to individuals whether they be with independent sales agencies or regularly employed by COMPANY and on its payroll, or for cost of collections. NET SALES shall occur on the date of billing for a LICENSED PRODUCT or LICENSED PROCESS. If a LICENSED PRODUCT or a LICENSED PROCESS is distributed at a discounted price that is 25% or more lower than the customary price charged by COMPANY for comparable volumes and on comparable terms and conditions, or distributed for non-monetary consideration (whether or not at a discount), NET SALES shall be calculated based on the non-discounted amount of the LICENSED PRODUCT or LICENSED PROCESS charged to an independent third party during the same REPORTING PERIOD for comparable volumes and on comparable terms and conditions or, in the absence of such sales, on the fair market value of the LICENSED PRODUCT or LICENSED PROCESS for comparable volumes and on comparable terms and conditions.

Non-monetary consideration shall not be accepted by COMPANY or any SUBLICENSEE for any LICENSED PRODUCTS or LICENSED PROCESSES without the prior written consent of MIT, which shall be unreasonably withheld.

1.10          “OTHER FIELDS” shall mean Education Facilities; Hospitality Facilities; Critical Infrastructure Facilities; Transportation Systems and further fields COVERED by PATENT RIGHTS, but specifically excluding the PRIMARY FIELDS.

1.11          “PATENT CHALLENGE” shall mean a legal or administrative challenge to the validity, patentability, scope, or enforceability of any of the PATENT RIGHTS (as defined below) or otherwise opposing any of the PATENT RIGHTS.

1.12          “PATENT RIGHTS” shall mean:

(a)      the United States and international patents listed on Appendix A:

(b)      the United States and international patent applications and/or provisional applications listed on Appendix A and the resulting patents;

(c)      any patent applications resulting from the provisional applications listed on Appendix A, and any divisionals, continuations, continuation-in-part applications. and continued prosecution applications (and their relevant international equivalents) of the patent applications listed on Appendix A and of such patent applications that result from the provisional applications listed on Appendix A, to the extent the claims are directed to subject matter specifically described in the patent applications listed on Appendix A, and the resulting patents;

(d)      any patents resulting from reissues, reexaminations, or extensions (and their relevant international equivalents) of the patents described in (a), (b), and (c) above;

(e)      any patents that are added to the PATENT RIGHTS by agreement of the parties pursuant to Section 2.9; and

(f)       international (non-United States) patent applications and provisional applications filed after the EFFECTIVE DATE and the relevant international equivalents to divisionals, continuations, continuation-in-part applications and continued prosecution applications of the patent applications to the extent the claims are directed to subject matter specifically described in the patents or patent applications referred to in (a), (b), (c), and (d) above, and the resulting patents.

1.13          “PRIMARY FIELDS” shall mean Sports, Entertainment, Conference Centers, Theme Parks, Shopping Malls and Places of Worship.

1.14          “REPORTING PERIOD” shall begin on the first day of each calendar quarter and end on the last day of such calendar quarter.

1.15          “SUBLICENSE INCOME” shall mean payments received as consideration for any sublicense granted pursuant to this Agreement, including without limitation license fees, milestone payments and bonus payments, license maintenance fees, and other payments, but specifically excluding royalties on NET SALES payable under Section 4(c).

1.16          “SUBLICENSEE” shall mean any person or entity that has been granted a sublicense of the rights granted to COMPANY under Section 2.1 of this Agreement. For clarity, a sublicense shall include, without limitation: (i) any right granted, license given or agreement entered into by COMPANY to or with another person or entity, under or with respect to or permitting any use of the PATENT RIGHTS or otherwise granting rights to such person or entity pursuant to this Agreement; (ii) any option or other right granted by COMPANY to any other person or entity to negotiate for or receive any of the rights described under clause (i); or (iii) any standstill or similar obligation undertaken by COMPANY toward another person or entity not to grant any of the rights described in clause (i) or (ii) to any third party, in each case regardless of whether such grant of rights, license given or agreement entered into is referred to or is described as a sublicense.

1.17          “TERM” shall mean the term of this Agreement, which shall commence on the EFFECTIVE DATE and shall remain in effect until the expiration or abandonment of all issued patents and filed patent applications within the PATENT RIGHTS, unless earlier terminated in accordance with the provisions of this Agreement.

1.18          “TERRITORY” shall mean all countries and jurisdictions throughout the world.

2.                   GRANT OF RIGHTS

2.1              License Grants. Subject to the terms of this Agreement, MIT hereby grants to COMPANY for the TERM an exclusive (subject to Section 2.7, below) royalty-bearing license under the PATENT RIGHTS to develop, make, have made, use, sell, offer to sell, lease, and import LICENSED PRODUCTS in the PRIMARY FIELDS in the TERRITORY and to develop and perform LICENSED PROCESSES in the PRIMARY FIELDS in the TERRITORY.

2.2              Exclusivity. M.I.T. agrees that it shall not grant any other license under the PATENT RIGHTS to develop, make, have made, use, sell, offer to sell, lease or import LICENSED PRODUCTS or to develop or perform LICENSED PROCESSES in the PRIMARY FIELDS during the period of time commencing on the EFFECTIVE DATE and continuing to the end of the TERM.

2.3              Option to add OTHER FIELDS. At any time prior to sixty (60) days before the five (5) year anniversary of the EFFECTIVE DATE (the “Option Period”), COMPANY shall have an exclusive option (the “Option”), exercisable by written notice to M.I.T., to add one or more of the OTHER FIELDS to the license granted to COMPANY in Sections 2.1 and 2.2, and M.I.T. agrees that it shall not during the Option Period grant to any third party a license under the PATENT RIGHTS to develop, make, have made, use, sell, offer to sell, lease, or import LICENSED PRODUCTS or to develop or perform LICENSED PROCESSES in any of the OTHER FIELDS. COMPANY may exercise the Option one or more times during the Option Period for such purpose. In the event that COMPANY exercises the Option: (a) the fields with respect to which the Option has been exercised shall be deemed automatically incorporated within the rights granted to COMPANY in Sections 2.1 and 2.2 without any further action required on the part of either of the parties hereto and (b) COMPANY shall be subject to the financial and diligence terms set forth in FINANCIAL AND DILIGENCE TERMS FOR OTHER FIELDS with respect to each of the OTHER FIELDS as added. If COMPANY does not exercise the Option with respect to any OTHER FIELDS within the Option Period, M.I.T. shall have the right following expiration of the Option Period to grant licenses to third parties in such OTHER FIELDS.

2.4              Sublicenses. So long as COMPANY remains the exclusive licensee of the PATENT RIGHTS in the FIELD, COMPANY shall have the right to grant sublicenses of its rights under Section 2.1. COMPANY shall not extend this right to its SUBLICENSEES. COMPANY shall incorporate terms and conditions into its sublicense agreements sufficient to enable COMPANY to comply with this Agreement. COMPANY shall also include provisions in all sublicenses to provide that in the event that SUBLICENSEE brings a PATENT CHALLENGE against MIT or assists another party in bringing a PATENT CHALLENGE against MIT (except as required under a court order or subpoena) then COMPANY may terminate the sublicense. Non-monetary consideration shall not be accepted by COMPANY for any sublicense hereunder without the prior written consent of MIT, which shall not unreasonably be withheld. COMPANY shall promptly furnish MIT with a copy of each executed sublicense and any amendments thereto and, also, shall report each executed sublicense and relevant amendment to MIT as required under Section 5.1. Upon termination of this Agreement for any reason, any SUBLICENSEE not then in default shall have the right to seek a license from MIT. MIT agrees to negotiate such licenses in good faith under reasonable terms and conditions. For the avoidance of doubt, in the event that any rights granted to COMPANY under this Agreement become nonexclusive, the exclusivity of any such sublicense shall expire.

2.5              Mandatory Sublicensing. If, after three (3) years from the EFFECTIVE DATE, M.I.T. or COMPANY or an AFFILIATE receives a request from a capable third party for a license under the PATENT RIGHTS to develop and commercialize a LICENSED PRODUCT or LICENSED PROCESS in an OTHER FIELD (“REQUESTED FIELD”) with respect to which COMPANY has not exercised an Option, as provided above, or with respect to which COMPANY has not complied with its financial and diligence terms following exercise of an Option, then the party receiving such inquiry shall promptly notify the other party in writing within fifteen (15) days of such inquiry (an “INQUIRY NOTICE”), setting forth the type of LICENSED PRODUCT or LICENSED PROCESS for which a sublicense is desired, the commercialization area desired, the name and contact information of the third party and any other pertinent information. Within two (2) months of such INQUIRY NOTICE, COMPANY or an AFFILIATE shall either:

(i)       exercise the above option with respect to developing a LICENSED PRODUCT or LICENSED PROCESS for the commercial development of the REQUESTED FIELD, and provide M.I.T. with a business plan, with diligence milestones (such milestones to be enforceable under this Agreement), for the commercial development of such LICENSED PRODUCT or LICENSED PROCESS; or

(ii)      offer a sublicense agreement containing commercially reasonable terms and conditions with such third party for the REQUESTED FIELD. COMPANY shall disclose such terms and conditions to MIT and provide MIT an opportunity to object if the terms and conditions are not commercially reasonable.

If neither (i) nor (ii) above are accomplished by COMPANY within three (3) months of such INQUIRY NOTICE, M.I.T. may grant a license for the REQUESTED FIELD to such third party on terms and conditions no more favorable to the third party than the terms and conditions offered by COMPANY to the third party if an offer was made under (ii) above and, upon the effective date of such license, that REQUESTED FIELD will be removed from the FIELDS under this Agreement and all of COMPANY’S and its AFFILIA FE’S rights in the REQUESTED FIELD shall terminate; provided, however, that no such license shall be granted to any third party that is a competitor of COMPANY. that has challenged any of the licensed patent rights, or that is otherwise in litigation or a dispute with COMPANY. The removal of the REQUESTED FIELD from the TERRITORY will not affect the remaining terms of this Agreement.

2.6              U.S. Manufacturing. COMPANY agrees to comply with the applicable requirements of 35 U.S.C. § 204 “Preference for United States Industry”, as amended, or any successor statutes or regulations.

2.7              Retained Rights.

(a)      Research and Educational Use. MIT retains the right on behalf of itself and all other non-profit research institutions to practice under the PATENT RIGHTS for research, teaching, and educational purposes: provided, however, that the retained rights will not include the right to provide training with respect to products or processes manufactured or provided by or on behalf of COMPANY.

(b)      Federal Government. COMPANY and MIT acknowledge that the U.S. federal government retains a royalty-free, non-exclusive, non-transferable license to practice any government-funded invention claimed in any PATENT RIGHTS as set forth in 35 U.S.C. §§ 201-211, and the regulations promulgated thereunder, as amended, or any successor statutes or regulations and that no royalty would be owing hereunder with respect to sales of LICENSED PRODUCTS or LICENSED PROCESSES to agencies of the federal government.

2.8              Sponsor Rights. The invention underlying the PATENT RIGHTS was based on research supported by Department of Homeland Security (the “SPONSOR”). COMPANY acknowledges that SPONSOR has been granted a non-exclusive, non-transferable, royalty-free license to practice any invention claimed in the PATENT RIGHTS for internal research purposes and that no royalty would be owing hereunder with respect to sales of LICENSED PRODUCTS or LICENSED PROCESSES to agencies of the federal government.

2.9              Improvements (Limited-Term Option to License IMPROVEMENTS). Subject to MIT’s third-party obligations, and as described in this Section 2.9, MIT hereby grants to COMPANY the option to elect a license under MIT’s interest in certain IMPROVEMENTS (as used in this Section, the “Option Right”).

(a)      At any time with five (5) years of the EFFECTIVE DATE, COMPANY may request the MIT Technology Licensing Office (“TLO”) to provide copies of any invention disclosures and related patent applications, if any, which describe an IMPROVEMENT. COMPANY shall hold these disclosures as being confidential to MIT. COMPANY may request for TLO to file a patent application on such IMPROVEMENT, at its own expense. MIT will be under no obligation to file patent applications on any IMPROVEMENT unless COMPANY specifically requests. The Option Right will become effective when MIT furnishes any such disclosure to COMPANY.

(b)      COMPANY may exercise its Option Right for each IMPROVEMENT upon written notice to MIT, within ninety (90) days after MIT’s notice of such IMPROVEMENT. Such notice must include a specific development and commercialization plan relevant to each IMPROVEMENT for MIT’s review and approval. Absent such written notice, the Option Right will expire effective as of the end of that ninety-day period.

(c)      Upon such exercise, and subject to MIT’s third-party obligations, the Parties shall negotiate, in good faith, an amendment to this Agreement to include a license under MIT’s interest in such IMPROVEMENT and reasonable consideration to MIT (for example, appropriate diligence, upfront fees, increased equity, increased maintenance fees or royalty amounts). If, at the expiration of this ninety (90) day negotiation period, the Parties have failed to reach agreement on such terms, then the Option Right with respect to such IMPROVEMENT shall expire and MIT will be entitled to grant licenses under such IMPROVEMENT to third parties without further accounting to COMPANY.

2.10            No Additional Rights. Subject to Section 2.9 above, nothing in this Agreement shall be construed to confer any rights upon COMPANY by implication, estoppel, or otherwise as to any technology, patent, or other rights of MIT or any other entity other than the PATENT RIGHTS, regardless of whether such technology or patent rights shall be dominant or subordinate to any PATENT RIGHTS.

3.                   COMPANY DILIGENCE OBLIGATIONS

3.1              Diligence Requirements. COMPANY shall use diligent efforts to develop LICENSED PRODUCTS or LICENSED PROCESSES and to introduce LICENSED PRODUCTS or LICENSED PROCESSES into the commercial market; thereafter, COMPANY shall make LICENSED PRODUCTS or LICENSED PROCESSES reasonably available to the public. Specifically, COMPANY shall fulfill the following obligations:

(a)      Within three (3) months after the EFFECTIVE DATE, COMPANY shall furnish MIT with a written business, research and development plan, product concept and product requirements document describing the major tasks to be achieved in order to bring to market a LICENSED PRODUCT or a LICENSED PROCESS, specifying the number of staff and other resources to be devoted to such commercialization effort.

(b)      Within sixty (60) days after the end of each calendar year, COMPANY shall furnish MIT with a written report (consistent with Section 5) on the progress of its efforts during the immediately preceding calendar year to develop and commercialize LICENSED PRODUCTS or LICENSED PROCESSES, with specific reference to the diligence obligations required under this Section 3.1. The report shall also contain a discussion of intended efforts and sales projections for the year in which the report is submitted.

(c)      COMPANY shall develop an engineering prototype on or before May 1st, 2019.

(d)      COMPANY shall develop a beta prototype on or before Dec 1st, 2019 and permit an in-plant inspection by MIT on or before Dec 1st, 2019, and thereafter permit in-plant inspections by MIT at regular intervals with at least six (6) months between each such inspection

(e)      COMPANY shall raise at least six million Dollars ($6,000,000) by Oct 1st, 2018 from the sale of COMPANY’s equity securities for its own account.

(f)      COMPANY shall enter into at least two (2) customer trials for development and commercialization of LICENSED PRODUCTS or LICENSED PROCESSES on or before Aug 1st, 2019.

(g)      COMPANY shall make a first commercial sale of a LICENSED PRODUCT and/or a first commercial performance of a LICENSED PROCESS on or before Jan 1, 2021 and shall notify MIT in writing within thirty (30) days of such first commercial sale or first performance.

(h)      COMPANY shall make NET SALES according to the following schedule:

2020	$3,000,000;
2021	$6,000,000;
2022	$30,000,000;
2023	$60,000,000;

3.2              Material Breach, Right to Cure. In the event that MIT determines that COMPANY (or an AFI-ILIATE or SUBLICENSEE) has not fulfilled its obligations under this Section 3.1., MIT shall furnish COMPANY with written notice of such determination. The parties shall thereupon confer to attempt in good faith to resolve the issue. If, within sixty (60) days after receipt of such notice, COMPANY has not either (i) fulfilled the relevant obligation or (ii) agreed with MIT upon a mutually acceptable schedule of revised diligence obligations, MIT shall have the right, upon written notice to COMPANY, to terminate the license granted by this Agreement, but solely with respect to the particular Category for which COMPANY failed to meet its obligations under Section 3.1.

4.                   ROYALTIES AND PAYMENT TERMS

4.1              Consideration for Grant of Rights.

(a)      License Issue Fee and Patent Cost Reimbursement. COMPANY shall pay to MIT, within thirty (30) days of invoicing, a license issue fee of Thirty Thousand dollars ($30,000) and, in accordance with Section 6.3, shall reimburse MIT for its actual expenses incurred as of the EFFECTIVE DATE in connection with obtaining the PATENT RIGHTS. These payments are nonrefundable.

(b)      License Maintenance Fees. COMPANY shall pay to MIT the following license maintenance fees on the dates set forth below:

January 1, 2019	$20,000
January 1, 2020	$50,000
January 1, 2021	$100,000
January 1, 2022	$200,000
January 1, 2023 and thereafter	$350,000

This annual license maintenance fee is nonrefundable; however, the license maintenance fee shall be credited to running royalties subsequently due on NET SALES earned during the same calendar year, if any. License maintenance fees paid in excess of running royalties due in such calendar year shall not be creditable to amounts due for future years.

(c)      Running Royalties. COMPANY shall pay to MIT a running royalty of five and seven tenths percent (5.7%) of NET SALES. Running royalties shall be payable for each REPORTING PERIOD and shall be due to MIT within sixty (60) days of the end of each REPORTING PERIOD.

(d)      Royalty Offset. If, after the EFFECTIVE DA 1E, (i) COMPANY incurs the obligation to pay running royalties to one or more third parties pursuant to one or more licenses to intellectual property rights entered into by COMPANY to exploit, or to avoid or settle claims of infringement of such rights by the practice of, the PATENT RIGHTS (“Third Party Royalties”); and (ii) such third party has accepted a provision at least as deductive as this Section 4.1(d), then COMPANY may deduct such Third Party Royalty amount from any running royalties due MIT hereunder, up to a fifty percent (50%) reduction.

(e)      Sharing of SUBLICENSE INCOME. COMPANY shall pay MIT a total of thirty percent (20%) of all SUBLICENSE INCOME. Such amount shall be payable for each REPORTING PERIOD and shall be due to MIT within sixty (60) days of the end of each REPORTING PERIOD. If COMPANY reasonably believes that a particular sublicense cannot sustain such fee economically then the parties will negotiate in good faith for a reasonable amendment to the said amount.

(f)      Consequences of a PATENT CHALLENGE. In the event that: (i) COMPANY or any of its AFFILIATES brings a PATENT CHALLENGE against MIT; or (ii) COMPANY or any of its AFFILIATES assists another party in bringing a PATENT CHALLENGE against MIT (except as required under a court order or subpoena); and MIT does not choose to exercise its rights to terminate this Agreement pursuant to Section 12.3(b), then all payments due under this Article 4 shall be doubled for the remainder of the TERM. In the event that such a PATENT CHALLENGE is successful, COMPANY will have no right to recoup any payments made during the period of challenge. In the event that a PATENT CHALLENGE is unsuccessful, COMPANY shall reimburse MIT for all reasonable legal fees and expenses incurred in its defense against the PATENT CHALLENGE.

(g)      No Multiple Royalties. If the manufacture, use, lease, or sale of any LICENSED PRODUCT or the performance of any LICENSED PROCESS is covered by more than one of the PATENT RIGHTS, multiple royalties shall not be due.

4.2              Asset Sale or Change of Control. In lieu of granting an equity interest on the EFFECTIVE DATE, COMPANY shall pay to MIT, the event of an asset sale or CHANGE OF CONTROL, the following percentage of the total “Consideration” (as defined below) payable under each transaction. (a) five percent (5%) of the first Five Million Dollars ($5,000,000) of Consideration; plus (b) three and five tenths percent (3.5%) of any aggregate Consideration above Five Million Dollars ($5,000,000) up to Twenty Five Million Dollars ($25,000,000); plus (c) two and five tenths percent (2.5%) of any aggregate Consideration in excess of Twenty Five Million Dollars ($25,000,000). As used in this Section 4.2, “Consideration” shall mean (i) in the case of an asset sale, the purchase price for the assets to be purchased plus the book value of any cash or cash equivalent assets to be retained less liabilities not assumed by the purchaser; or (ii) in the case of a CHANGE OF CONTROL, in the case of a the aggregate consideration paid or payable by any unaffiliated third party.

4.3              Combination Product Proration. With respect to NET SALES of COMBINATION PRODUCTS, COMPANY shall pay to MIT a running royalty of five and seven tenths percent (5.7%) of the “Combination Product Royalty Base”, as defined under this section. “Combination Product Royalty Base” equals NET SALES of the Combination Product * C/(C+D), where C is the gross amount billed of the LICENSED PRODUCT in the COMBINATION PRODUCT when sold separately, in each case in the relevant country of sale, and D is the gross amount billed of the OTHER PRODUCT(S) as defined in Section 1.3 when sold separately, in each case in the relevant country of sale. In the event a LICENSED PRODUCT is sold only as a COMBINATION PRODUCT, the value of C shall be negotiated and agreed upon in good faith by the parties. If the OTHER PRODUCT is sold only as part of a COMBINATION PRODUCT in the relevant country of sale (but all LICENSED PRODUCTS contained in such COMBINATION PRODUCT are available separately in the relevant country of sale), the Combination Product Royalty Base shall be determined with the formula: NET SALES = NET SALES of the COMBINATION PRODUCT * C/A, where C is as defined above and A is the gross amount billed of that COMBINATION PRODUCT. If neither the LICENSED PRODUCT nor the OTHER PRODUCT(S) is sold independently, then COMPANY shall allocate the NET SALES of the COMBINATION PRODUCT to the LICENSED PRODUCT based on COMPANY’S determination (acting reasonably and if reasonably acceptable to M.I.T.) of the relative value contributed by the LICENSED PRODUCT and the OTHER PRODUCT(S).

4.4              Payments.

(a)      Invoices. All invoices issued by MIT under this Agreement shall be addressed to COMPANY as follows, or as otherwise provided by COMPANY in writing to MIT:

Liberty Defense Technologies, Inc

[***]

(b)      Method of Payment. All payments under this Agreement shall be made payable to “Massachusetts Institute of Technology” and sent to the address identified on the invoice received. Each payment should reference this Agreement and identify the obligation under this Agreement that the payment satisfies. Unless otherwise stated on the invoice, payments sent by wire transfer shall be paid to:

[***]

(c)      Payments in U.S. Dollars. All payments due under this Agreement shall be drawn on a United States bank and shall be payable in United States dollars. Conversion of foreign currency to U.S. dollars shall be made at the conversion rate existing in the United States (as reported by the Federal Reserve Bank of St. Louis) on the last working day of the calendar quarter of the applicable REPORTING PERIOD. Such payments shall be without deduction of exchange, collection, or other charges, and, specifically, without deduction of withholding or similar taxes or other government imposed fees or taxes, except as permitted in the definition of NET SALES.

(d)      Taxes. In the event that any payment under this Agreement is or becomes subject to any levy or tax, including, but not limited to any form of tax withholding, income tax, service tax, sales tax or VAT, by local, regional or federal government authorities, COMPANY shall (i) pay to the applicable tax authorities, whether on its own or MIT’s behalf, such amount of levy or tax and, if applicable, penalties and interest; and (ii) promptly provide MIT with a copy of the withholding tax certificate or other tax filing documentation evidencing remittance was made. For the avoidance of doubt, any payments made by or on behalf of COMPANY pursuant to this Section 4.4(d) shall not be deducted from any amounts due to MIT under this Agreement; provided, however that MIT shall reasonably cooperate with COMPANY to obtain an abatement or other reduction in any levy or tax, whether based on MIT’s status as a non-profit institution or otherwise if necessary.

(e)      Late Payments. Any payments by COMPANY that are not paid on or before the date such payments are due under this Agreement shall bear interest, to the extent permitted by law, at five (5) percentage points above the Prime Rate of interest as reported by the Federal Reserve Bank of St. Louis on the last business day of the calendar quarterly reporting period to which such royalty payments relate.

5.                   REPORTS AND RECORDS

5.1              Progress Reports. COMPANY shall deliver progress reports to MIT annually, within sixty (60) days of the end of each calendar year, sufficient to illustrate compliance with this Agreement and specifically discussing:

(a)      the progress of efforts to develop and commercialize LICENSED PRODUCTS or LICENSED PROCESSES, with specific reference to the diligence obligations set forth under Section 3.1;

(b)      the number of sublicenses active during the applicable calendar year as well as an updated list of all sublicenses, and amendments thereto, executed during the applicable calendar year (and copies thereof to the extent not already provided);

(c)      a summary of the milestones achieved, as relevant to Section 3.1; and

(d)      COMPANY’s current Certificates of Insurance, in accordance with Section 8.1(b).

5.2              Royalty Reports. COMPANY’s obligation to submit reports under this Section 5.2 shall commence upon the earlier of: (i) the date of execution of the first sublicense agreement for any of the PATENT RIGHTS; (ii) the date of first achievement of a Milestone Event under Section 4(d); or (iii) a first commercial sale or performance. Thereafter, COMPANY shall deliver royalty reports to MIT within sixty (60) days of the end of each REPORTING PERIOD, containing at least the following information for the immediately preceding REPORTING PERIOD:

(a)      the number of LICENSED PRODUCTS sold, leased or distributed by COMPANY, its AFFILIATES and SUBLICENSEES to independent third parties in each country, and, if applicable, the number of LICENSED PRODUCTS used by COMPANY and SUBLICENSEES in the provision of services in each country;

(b)      a description of LICENSED PROCESSES performed by COMPANY and SUBLICENSEES in each country as may be pertinent to a royalty accounting hereunder;

(c)      a description of the Milestone Event achieved, with reference to the payment due pursuant to Section 4(d);

(d)      the gross price charged by COMPANY and SUBLICENSEES for each LICENSED PRODUCT and, if applicable, the gross price charged for each LICENSED PRODUCT used to provide services in each country; and the gross price charged for each LICENSED PROCESS performed by COMPANY and SUBLICENSEES in each country;

(e)      calculation of NET SALES for the applicable REPORTING PERIOD in each country, including a listing of applicable deductions;

(f)       total royalty payable on NET SALES in U.S. Dollars, together with the exchange rates used for conversion; and

(g)      the amount of SUBLICENSE INCOME received by COMPANY from each SUBLICENSEE and the amount due to MIT from such SUBLICENSE INCOME, including an itemized breakdown of the sources of income comprising the SUBLICENSE INCOME.

(h)      If no amounts are due to MIT for any REPORTING PERIOD, the report shall so state.

5.3              Financial Statements. On or before the ninetieth (90th) day following the close of COMPANY’s fiscal year, COMPANY shall provide MIT with COMPANY’s financial statements for the preceding fiscal year including, at a minimum, a balance sheet and an income statement, certified by COMPANY’s treasurer or chief financial officer or by an independent auditor.

5.4              Records. COMPANY and its agents, as applicable, shall keep, in accordance with generally accepted accounting principles, up-to-date, complete, true and accurate books of account in sufficient detail to permit calculation of all amounts due hereunder, including without limitation, copies of all invoices, which will be properly itemized. MIT, or MIT’s appointed agents, shall have the right, at MIT’s expense, to audit all existing and relevant records for all prior periods to the extent necessary to perform an audit. COMPANY shall fully cooperate with such audit and shall permit MIT, or MIT’s agents, to inspect and copy such portions of books and records that MIT deems appropriate and necessary. Books of account and supporting records shall be retained for at least seven (7) years following the later of (i) the end of the REPORTING PERIOD to which they pertain, or (ii) the end of the calendar year in which any request for an audit under this Section is made. In the event that any audit performed under this Section reveals an underpayment in excess of the lesser of (i) three percent (3%) for the audited period or any REPORTING PERIOD or (ii) Twenty Five Thousand Dollars ($25,000), COMPANY shall bear the full cost of such audit and shall remit any amounts due to MIT within thirty (30) days of receiving notice thereof from MIT. The parties agree that all applicable statutes of limitation and time-based defenses (including, but not limited to, estoppel and laches) shall he tolled upon any request by MIT for an audit under this Section. The parties shall cooperate in taking any actions necessary to achieve this result

5.5              Confidential Information. All information provided to MIT pursuant to this Article 5 shall be considered COMPANY Confidential Information subject to the NDA between the parties dated April 4th, 2018.

6.                   PATENT PROSECUTION

6.1              Responsibility for PATENT RIGHTS. MIT shall prepare, file, prosecute, and maintain all of the PATENT RIGHTS; COMPANY shall cooperate with MIT in such filing, prosecution and maintenance. MIT shall instruct its patent counsel to copy COMPANY on all patent prosecution documents relating to the PATENT RIGHTS and shall provide COMPANY a reasonable opportunity, if time permits, to review and comment on such materials. MIT shall consider in good faith any comments received from COMPANY relating to the filing, prosecution and maintenance of the PATENT RIGHTS.

6.2              International (non-United States) Filings. Appendix B is a list of countries in which patent applications corresponding to the United States patent applications listed in Appendix A shall be filed, prosecuted, and maintained. Appendix B may be amended by mutual agreement of COMPANY and MIT.

6.3              Payment of Expenses. Payment of all fees and costs, including attorneys’ fees, relating to the filing, prosecution and maintenance of the PATENT RIGHTS (including without limitation interferences, reexaminations and reissues) shall be the responsibility of COMPANY, whether such amounts were incurred before or after the EFFECTIVE DATE. As of September 6th, 2018, MIT has incurred approximately $42,237.82 for such patent-related fees and costs. COMPANY shall reimburse all amounts due pursuant to this Section within thirty (30) days of invoicing; late payments shall accrue interest pursuant to Section 4.4(d). In all instances, MIT shall pay the fees prescribed for large entities to the United States Patent and Trademark Office.

7.                   INFRINGEMENT AND PATENT CHALLENGE

7.1              Notification of Infringement. Each party agrees to provide written notice to the other party promptly after becoming aware of any infringement of the PATENT RIGHTS in the FIELD.

7.2              Right to Prosecute Infringements.

(a)      COMPANY Right to Prosecute. So long as COMPANY remains the exclusive licensee of the PATENT RIGHTS in the FIELD in the TERRITORY, COMPANY, to the extent permitted by law, shall have the right, under its own control and at its own expense, to prosecute any third-party infringement of the PATENT RIGHTS in the FIELD in the TERRITORY, subject to Sections 7.4 and 7.5. If required by law, MIT shall permit any action under this Section 7.2(a) to be brought in its name, including being joined as a party-plaintiff, provided that COMPANY shall hold MIT harmless from, and indemnify MIT against, any costs, expenses, or liability that MIT incurs in connection with such action.

Prior to commencing any such action, COMPANY shall consult with MIT and shall consider the views of MIT regarding the advisability of the proposed action and its effect on the public interest. COMPANY shall not enter into any settlement, consent judgment, or other voluntary final disposition of any infringement action under this Section without the prior written consent of MIT.

(b)      MIT Right to Prosecute. In the event that COMPANY is unsuccessful in persuading the alleged infringer to desist or fails to have initiated an infringement action within a reasonable time after COMPANY first becomes aware of the basis for such action, MIT shall have the right, at its sole discretion, to prosecute such infringement under its sole control and at its sole expense, and any recovery obtained shall belong to MIT.

7.3              Third Party Patent Challenges.

(a)      In the event of a PATENT CHALLENGE by a third party, other than as set forth in Section 7.3(b), below, MIT shall promptly notify COMPANY of the PATENT CHALLENGE and, at COMPANY’s request, so long as COMPANY is not in default of any obligations under this Agreement, MIT may defend the PATENT RIGHTS at COMPANY’s sole expense using counsel of COMPANY’s choosing, subject to MIT’s approval, which shall not be unreasonably refused. If COMPANY does not so request, MIT shall have the right, but not the obligation, to defend the PATENT RIGHTS at its own expense. If COMPANY declines to support the expense of defending the PATENT RIGHTS, or elects to discontinue such support, MIT shall have the right to immediately terminate this Agreement with respect to the PATENT RIGHTS that are the subject of the PATENT CHALLENGE.

(b)      In the event that a PATENT CHALLENGE is brought by a defendant in a suit brought by COMPANY against an alleged infringer, COMPANY shall have the first right to defend the PATENT RIGHTS, and shall hold MIT harmless from, and indemnify MIT against, any costs, expenses, or liability that MIT incurs in connection with such action. If COMPANY does not exercise this right, MIT may take over the sole defense of the action at its sole discretion and expense, and if so, (i) MIT shall have the right to immediately terminate this Agreement with respect to the PATENT RIGHT(S) that are the subject of the PATENT CHALLENGE and (ii) any recovery obtained with respect to the infringement of such PATENT RIGHTS shall belong to MIT.

7.4              Offsets. COMPANY may offset a total of fifty percent (50%) of any expenses incurred under Sections 7.2 and 7.3 against any payments due to MIT under Article 4, provided that in no event shall such payments under Article 4, when aggregated with any other offsets and credits allowed under this Agreement, be reduced by more than fifty percent (50%) in any REPORTING PERIOD.

7.5              Recovery. Any recovery obtained in an action brought by COMPANY under Sections 7.2 or 7.3 shall be distributed as follows: (i) each party shall be reimbursed for any expenses incurred in the action (including the amount of any royalty or other payments withheld from MIT as described in Section 7.4), (ii) as to ordinary damages, COMPANY shall receive an amount equal to its lost profits or a reasonable royalty on the infringing sales, or whichever measure of damages the court shall have applied, and COMPANY shall pay to MIT based upon such amount a reasonable approximation of the royalties and other amounts that COMPANY would have paid to MIT if COMPANY had sold the infringing products, processes and services rather than the infringer, and (iii) as to special or punitive damages, the parties shall share equally in any award.

7.6              Cooperation. Each party agrees to cooperate in any action under this Article 7 which is controlled by the other party, provided that the controlling party reimburses the cooperating party promptly for any costs and expenses incurred by the cooperating party in connection with providing such assistance.

7.7              Right to Sublicense. So long as COMPANY remains the exclusive licensee of the PATENT RIGHTS in the FIELD in the TERRITORY, COMPANY shall have the sole right to sublicense any alleged infringer in the FIELD in the TERRITORY for future use of the PATENT RIGHTS in accordance with the terms and conditions of this Agreement relating to sublicenses. Any revenues to COMPANY pursuant to such sublicense shall be treated as SUBLICENSE INCOME.

8.                   INDEMNIFICATION AND INSURANCE

8.1              Indemnification.

(a)      Indemnity. COMPANY shall indemnify, defend, and hold harmless MIT and its trustees, officers, faculty, students, employees, and agents and their respective successors, heirs and assigns (the “Indemnitees”), against any liability, damage, loss, or expense (including reasonable attorneys’ fees and expenses) incurred by or imposed upon any of the Indemnitees in connection with any third party claims, suits, investigations, actions, demands or judgments arising out of or related to the exercise of any right or license granted to COMPANY, its AFFILIATES, and SUBLICENSEES under this Agreement or any breach of this Agreement by COMPANY.

(b)      Procedures. The Indemnitees agree to provide COMPANY with prompt written notice of any claim, suit, action, demand, or judgment for which indemnification is sought under this Agreement. COMPANY agrees, at its own expense, to provide attorneys reasonably acceptable to MIT to defend against any such claim and whose representation of the Indemnitee does not present a conflict of interest for M.I.T. The Indemnitees shall cooperate fully with COMPANY in such defense and will permit COMPANY to conduct and control such defense and the disposition of such claim, suit, or action (including all decisions relative to litigation, appeal, and settlement); provided, however, that any Indemnitee shall have the right to retain its own counsel, at the expense of such Indemnitee if representation of such Indemnitee by the counsel retained by COMPANY would be inappropriate because of actual or potential differences in the interests of such Indemnitee and any other party represented by such counsel. COMPANY agrees to keep MIT informed of the progress in the defense and disposition of such claim and to consult with MIT with regard to any proposed settlement.

8.2              Insurance.

(a)      Required Coverage. COMPANY shall obtain and carry in full force and effect commercial general liability insurance (“CGL”) and, as applicable to COMPANY’s performance with respect to the intellectual property received from MIT pursuant to this Agreement, professional liability insurance, which shall protect COMPANY and Indemnitees with respect to events covered by Section 8.1(a) above. Such CGL insurance shall list MIT as an additional insured thereunder, shall include products/completed operations coverage or COMPANY shall obtain and maintain product liability coverage under a separate policy, and shall require thirty (30) days written notice to be given to MIT prior to any cancellation or material reduction thereof. The minimum limits of such insurance shall be (i) One Million Dollars ($1,000,000) per occurrence with an aggregate of Two Million Dollars ($2,000,000) for CGL coverage; and, (ii) One Million Dollars ($1,000,000) per claim, with an aggregate of Two Million Dollars ($2,000,000), for professional liability (errors and omissions) coverage. Any insurance required hereunder that is underwritten on a per-claims basis must be maintained for at least three (3) years following the termination of this Agreement. COMPANY shall provide MIT with Certificates of Insurance evidencing compliance with this Section for as long as the coverage must be maintained,

9.                   NO REPRESENTATIONS OR WARRANTIES

EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, MIT MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND CONCERNING THE PATENT RIGHTS, AND HEREBY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT OF INTELLECTUAL PROPERTY RIGHTS OF MIT OR THIRD PARTIES, VALIDITY, ENFORCEABILITY AND SCOPE OF PATENT RIGHTS, WHETHER ISSUED OR PENDING, AND THE ABSENCE OF LATENT OR OTHER DEFECTS, WHETHER OR NOT DISCOVERABLE.

EXCEPT FOR COMPANY IDEMNIFICATION SECTION 8.1, THEN NEITHER PARTY, ITS TRUSTEES, DIRECTORS, OFFICERS, EMPLOYEES AND AFFILIATES BE LIABLE FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND, INCLUDING ECONOMIC DAMAGES OR INJURY TO PROPERTY AND LOST PROFITS, REGARDLESS OF WHETHER MIT SHALL BE ADVISED, SHALL HAVE OTHER REASON TO KNOW, OR IN FACT SHALL KNOW OF THE POSSIBILITY OF THE FOREGOING.

10.               ASSIGNMENT

This Agreement is personal to COMPANY. None of the rights or obligations hereunder may be assigned or transferred, whether by merger, consolidation, acquisition or other CHANGE OF CONTROL, without the prior written consent of MIT, which shall not unreasonably be refused. Any purported assignment or transfer in violation of the foregoing shall be null and void and of no force and effect.

11.               GENERAL COMPLIANCE WITH LAWS

11.1            Compliance with Laws. COMPANY shall, and shall cause its AFFILIATES and SUBLICENSEES as necessary to, use reasonable commercial efforts to comply with all commercially material local, state, federal, and international laws and regulations relating to the development, manufacture, use, and sale of LICENSED PRODUCTS and LICENSED PROCESSES.

11.2            Registration. As required by applicable law, COMPANY shall, and shall cause its AFFILIATES and SUBLICENSEES as necessary to, register or record this Agreement with the relevant government authority. After the completion of the registration and recordation, COMPANY shall provide MIT with documentation of registration and recordation issued by the government authorities with respect to this Agreement. The costs of the registration and filing shall be borne by COMPANY.

11.3            Export Control. COMPANY shall, and shall cause its AFFILIATES and SUBLICENSEES as necessary to, comply with all United States laws and regulations controlling the export of certain commodities and technical data, including without limitation all Export Administration Regulations of the United States Department of Commerce. Among other things, these laws and regulations prohibit or require a license for the export of certain types of commodities and technical data to specified countries. COMPANY hereby gives written assurance that it will comply with, and will cause its AFFILIATES and SUBLICENSEES to comply with, all United States export control laws and regulations, that it bears sole responsibility for any violation of such laws and regulations by itself or its AFFILIATES or SUBLICENSEES. and that it will indemnify, defend, and hold MIT harmless (in accordance with Section 8.1) for the consequences of any such violation.

11.4            Use of MIT Name, COMPANY, its AFFILIATES and SUBLICENSEES shall not use the name of “Massachusetts Institute of Technology,” “Lincoln Laboratory” or any variation, adaptation, or abbreviation thereof, or of any of its trustees, officers, faculty, students, employees, or agents, or any trademark owned by MIT, or any terms of this Agreement in any promotional material or other public announcement or disclosure without the prior written consent of MIT, which consent MIT may withhold in its sole discretion. The foregoing notwithstanding, without the consent of MIT, COMPANY may make factual statements during the term of this Agreement that COMPANY has a license from MIT under one or more of the patents and/or patent applications comprising the PATENT RIGHTS in business literature. Such statements may not be used otherwise in marketing, promotion, or advertising.

11.5            Marking of LICENSED PRODUCTS. To the extent commercially feasible and consistent with prevailing business practices, COMPANY shall, and shall cause its AFFILIATES and SUBLICENSEES as necessary to, mark all LICENSED PRODUCTS that are manufactured or sold under this Agreement to notify the public and competitors that such products are patented.

12.               TERMINATION

12.1            Voluntary Termination by COMPANY. COMPANY shall have the right to terminate this Agreement, for any reason, (i) upon at least six (6) months prior written notice to MIT, such notice to state the date at least six (6) months in the future upon which termination is to be effective, and (ii) upon payment of all amounts due to MIT through such termination effective date.

12.2            Cessation of Business. If COMPANY ceases to carry on its business related to this Agreement, MIT shall have the right to terminate this Agreement immediately upon written notice to COMPANY.

12.3            Termination for Default.

(a)      Nonpayment. In the event COMPANY fails to pay any amounts due and payable to MIT hereunder, and fails to make such payments within thirty (30) days after receiving written notice of such failure, MIT may terminate this Agreement immediately upon written notice to COMPANY.

(b)      Material Breach. In the event COMPANY commits a material breach of its obligations under this Agreement, except as described in Section 12.3(a), and fails to cure that breach within sixty (60) days after receiving written notice thereof, MIT may terminate this Agreement immediately upon written notice to COMPANY.

12.4            Termination as a Consequence of PATENT CHALLENGE.

(a)      By COMPANY. If COMPANY or any of its AFFILIATES brings a PATENT CHALLENGE against MIT, or assists others in bringing a PATENT CHALLENGE against MIT (except as required under a court order or subpoena), then MIT may immediately terminate this Agreement.

(b)      By SUBLICENSEE. If a SUBLICENSEE brings a PATENT CHALLENGE or assists another party in bringing a PATENT CHALLENGE (except as required under a court order or subpoena), then MIT may send a written demand to COMPANY to terminate such sublicense. If COMPANY fails to so terminate such sublicense within thirty (30) days after MIT’s demand, MIT may immediately terminate this Agreement.

12.5            Disputes Regarding Termination. If COMPANY disputes any termination by MIT under this Section, it must notify MIT of the nature of such dispute and the proposed manner in which to resolve the dispute within ten (10) days of receipt of notification of breach or notification of termination by MIT, whichever is sooner. If the parties do not resolve such dispute within ten (10) days of such notification, then COMPANY shall be required to initiate the dispute resolution procedures outlined in Section 13.3 immediately. If it does not do so, COMPANY shall be considered to have waived its rights to dispute the termination.

12.6            Effect of Termination

(a)      Survival. The following provisions shall survive the expiration or termination of this Agreement:

•	Article 1 (“Definitions”);
•	Section 5.2 (“Royalty Reports”);
•	Section 5.4 (“Records”);
•	Article 8 (“Indemnification and Insurance”);
•	Article 9 (“No Representations or Warranties”); Article 11 (“General Compliance with Laws”);
•	Section 12.5 (“Disputes regarding Termination”);
•	Section 12.6 (“Effect of Termination”);
•	Article 13 (“Dispute Resolution”); and
•	Article 14 (“Miscellaneous”).

(b)      Pre-termination Obligations. In no event shall termination of this Agreement release COMPANY from the obligation to pay any amounts that became due on or before the effective date of termination.

13.               DISPUTE RESOLUTION

13.1            Mandatory Procedures. The parties agree that any dispute arising out of or relating to this Agreement shall be resolved solely by means of the procedures set forth in this Article, and that such procedures constitute legally binding obligations that are an essential provision of this Agreement. If either party fails to observe the procedures of this Article, as may be modified only by the parties’ written agreement, the other party may bring an action for specific performance of these procedures in any court of competent jurisdiction.

13.2            Equitable Remedies. Although the procedures specified in this Article are the sole and exclusive procedures for the resolution of disputes arising out of or relating to this Agreement, either party may seek a preliminary injunction or other provisional equitable relief if, in its reasonable judgment, such action is necessary to avoid irreparable harm to itself or to preserve its rights under this Agreement.

13.3            Dispute Resolution Procedures.

(a)      Mediation. In the event of any dispute arising out of or relating to this Agreement, either party may initiate mediation upon written notice to the other party (“Notice Date”) pursuant to Section 14.1, whereupon both parties shall be obligated to engage in a mediation proceeding. The mediation shall commence within forty-five (45) days of the Notice Date. The mediation shall be conducted by a single mediator in Boston, Massachusetts. The party requesting mediation shall designate two (2) or more nominees for mediator in its notice. The other party may accept one of the nominees or may designate its own nominees by notice addressed to the American Arbitration Association (AAA) and copied to the requesting party. If within, fifteen (15) days following the request for mediation, the parties have not selected a mutually acceptable mediator, a mediator shall be appointed by the AAA according to the Commercial Mediation Rules. The mediator shall attempt to facilitate a negotiated settlement of the dispute, but shall have no authority to impose any settlement terms on the parties. The expenses of the mediation shall be borne equally by the parties, but each party shall be responsible for its own counsel fees and expenses.

(b)      Trial Without Jury. If the dispute is not resolved by mediation within forty-five (45) days after commencement of mediation, each party shall have the right to pursue any other remedies legally available to resolve the dispute, provided, however, that the parties expressly waive any right to a jury trial in any legal proceeding under this Article 13.

13.4            Performance to Continue. Each party shall continue to perform its undisputed obligations under this Agreement pending final resolution of any dispute arising out of or relating to this Agreement; provided, however, that a party may suspend performance of its undisputed obligations during any period in which the other party fails or refuses to perform its undisputed obligations. Nothing in this Article is intended to relieve COMPANY from its obligation to make undisputed payments pursuant to Articles 4 and 6 of this Agreement.

13.5            Statute of Limitations. The parties agree that all applicable statutes of limitation and time-based defenses (including, but not limited to, estoppel and laches) shall be tolled while the procedures set forth in this Article are pending. The parties shall cooperate in taking any actions necessary to achieve this result.

14.               MISCELLANEOUS

14.1            Notice. Any notices required or permitted under this Agreement shall be in writing, shall specifically refer to this Agreement, and shall be sent by hand, recognized national overnight courier, confirmed facsimile transmission, confirmed electronic mail, or registered or certified mail, postage prepaid, return receipt requested, to the following addresses or facsimile numbers of the parties:

If to MIT:	[***]

If to COMPANY:	[***]

All notices under this Agreement shall be deemed effective upon receipt. A party may change its contact information immediately upon written notice to the other party in the manner provided in this Section.

14.2            Governing Law/Jurisdiction. This Agreement and all disputes arising out of or related to this Agreement, or the performance, enforcement, breach or termination hereof, and any remedies relating thereto, shall be construed, governed, interpreted and applied in accordance with the laws of the Commonwealth of Massachusetts, U.S.A., without regard to conflict of laws principles, except that questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent shall have been granted. The state and federal courts having jurisdiction over Cambridge, MA, USA, provide the exclusive forum for any PATENT CHALLENGE and/or any court action between the parties relating to this Agreement. COMPANY submits to the jurisdiction of such courts and waives any claim that such court lacks jurisdiction over COMPANY or its AFFILIATES or constitutes an inconvenient or improper forum.

14.3            Force Majeure. Neither party will be responsible for delays resulting from causes beyond the reasonable control of such party, including without limitation fire, explosion, flood, war, strike, or riot, provided that the nonperforming party uses commercially reasonable efforts to avoid or remove such causes of nonperformance and continues performance under this Agreement with reasonable dispatch whenever such causes are removed.

14.4            Amendment and Waiver. This Agreement may be amended, supplemented, or otherwise modified only by means of a written instrument signed by both parties. Any waiver of any rights or failure to act in a specific instance shall relate only to such instance and shall not be construed as an agreement to waive any rights or fail to act in any other instance, whether or not similar.

14.5            Severability. In the event that any provision of this Agreement shall be held invalid or unenforceable for any reason, such invalidity or unenforceability shall not affect any other provision of this Agreement, and the parties shall negotiate in good faith to modify the Agreement to preserve (to the extent possible) their original intent. If the parties fail to reach a modified agreement within thirty (30) days after the relevant provision is held invalid or unenforceable, then the dispute shall be resolved in accordance with the procedures set forth in Article 13. While the dispute is pending resolution, this Agreement shall be construed as if such provision were deleted by agreement of the parties.

14.6            Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective permitted successors and assigns.

14.7            Headings. All headings are for convenience only and shall not affect the meaning of any provision of this Agreement.

14.8            Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to its subject matter and supersedes all prior agreements or understandings between the parties relating to its subject matter.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives.

MASSACHUSETTS INSTITUTE OF TECHNOLOGY		[LEGAL NAME OF COMPANY]

By:	/s/Lesley Millar-Nicholson	By:	/s/Aman Bhardwaj
Name:	Lesley Millar-Nicholson	Name:	Aman Bhardwaj
Title:	Director Technology Licensing Office	Title:	President & COO

MASSACHUSETTS INSTITUTE OF TECHNOLOGY

APPENDIX A

List of Patent Applications and Patents

MIT Case No 18409L

[***]

APPENDIX B

List of Countries (excluding United States) for which
PATENT RIGHTS Applications Will Be Filed, Prosecuted and Maintained

[***]